Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261897 on Form S-8 of our report dated February 28, 2022, relating to the consolidated financial statements of Mirion Technologies, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Mirion Technologies, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Atlanta, GA

February 28, 2022